Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 ext. 1091

Robin Raskin
The Princeton Review
(212) 874-8282 ext. 1647

FOR IMMEDIATE RELEASE

The Princeton Review Appoints Andrew J. Bonanni as Chief Financial Officer

New York, NY, September 12, 2005 -- The Princeton Review (Nasdaq: REVU), a leading provider of test preparation, educational support, and college admissions services, today announced that it has appointed Andrew J. Bonanni as Chief Financial Officer, effective immediately.  Mr. Bonanni will be responsible for all areas of the Company’s finance and accounting processes, and will report directly to John Katzman, Chief Executive Officer.  Steve Melvin, who has been Chief Financial Officer since 1999, will stay on as the Executive Vice President of Finance.

Mr. Bonanni comes to The Princeton Review from Bowne Business Solutions (BBS), a $270 million outsourcing services organization.  He joined BBS in 2002 as Senior Vice President & Chief Financial Officer, where he oversaw all financial and IT management functions and presided over several key acquisitions and strategic joint ventures, culminating with the $180 million sale of the business to U.K.-based Williams Lea Group, Limited in November 2004.  Most recently, Mr. Bonanni served as a consultant for Bowne & Co.’s mergers and acquisitions ventures.

Prior to joining Bowne, Mr. Bonanni was Managing Vice President, Worldwide Business Planning & Corporate Reporting for Gartner, Inc.  He began his career in 1992 with Xerox Corporation, where he held a series of finance positions with increasing responsibilities.  Mr. Bonanni received a B.S. in Finance & Marketing from Le Moyne College and a M.B.A. in Accounting from Rochester Institute of Technology.

“With Steve as CFO, the Review quadrupled in size, went public, and weathered the challenges of Sarbanes-Oxley,” said John Katzman.  “I welcome Andrew, whose impeccable track record of financial leadership and systems expertise makes him a strong addition to our executive team.”

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as “believe”, “intend,” “expect”, “may”, “could”, “would”, “will”, “should”, “plan”, “project”, “contemplate”, “anticipate”, or similar statements.  Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.  The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.